Exhibit 4.1

Description of Securities

The following is a summary description of certain important terms of our securities. The description of our securities is not complete and is qualified in its entirety by reference to the provisions of our charter, bylaws and, with respect to our Series A Warrants (as defined in “Series A Warrants” below), the terms of the agreement governing such warrants and the global warrant certificate and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). Our charter, bylaws and agreements governing the terms of our securities are filed with, or are incorporated by reference into, our Annual Report on Form 10-K.

Unless the context otherwise requires, references to “the Company” “us,” “we” and “our” are solely to Creative Media & Community Trust Corporation and not to any of its subsidiaries or affiliates.

General

Our charter provides that we may issue up to 900,000,000 shares of our common stock, par value $0.001 per share (our “Common Stock”), and up to 100,000,000 shares of our preferred stock, par value $0.001 per share. As of March 22, 2024, 34,096,388 shares of our preferred stock are classified as our Series A Preferred Stock, par value $0.001 per share (our “Series A Preferred Stock”), 27,862,221 shares of our preferred stock are classified as our Series A1 Preferred Stock, par value $0.001 per share (our “Series A1 Preferred Stock”), 31,991,590 shares of our preferred stock are classified as our Series D Preferred Stock, par value $0.001 per share (our “Series D Preferred Stock”), and 919,260 shares of our preferred stock are classified as our Series L Preferred Stock, par value $0.001 per share (our “Series L Preferred Stock”). Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of March 22, 2024, there were 22,786,74 shares of our Common Stock, 6,916,726 shares of our Series A Preferred Stock, 1,576,475 Series A Warrants to purchase 404,161 shares of Common Stock, no shares of our Series L Preferred Stock, 48,447 shares of our Series D Preferred Stock, and 11,044,078 shares of our Series A1 Preferred Stock issued and outstanding. Our Common Stock was held by approximately 335 stockholders of record as of March 21, 2024.

Under applicable Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

For a description of relevant provisions of our charter and bylaws that may have an effect of delaying, deferring or preventing a change in control of the Company, please see “Certain Provisions of the MGCL and Our Charter and Bylaws” below.

Common Stock

Subject to the preferential rights of our preferred stock and any other class or series of our capital stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock (see “—Certain Provisions of the MGCL and Our Charter and Bylaws—Restrictions on Ownership and Transfer”), holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock and except as may otherwise be specified in the terms of any class or series of our capital stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.
Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.
Our Common Stock is traded on Nasdaq, under the ticker symbol “CMCT,” and on the TASE, under the ticker symbol “CMCT.” The transfer agent and registrar for shares of our Common Stock is American Stock Transfer and Trust Company.
Preferred Stock

Our Board of Directors may, with the approval of a majority of our entire Board of Directors and without stockholder approval, authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our Common Stock or other series of preferred stock.

Series A Preferred Stock

Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value of $25.00 (the “Series A Stated Value”), which Series A Stated Value is subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.
Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

●	declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to our Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, Series A1 Preferred Stock, Series D Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or
●	except by conversion into or exchange for shares of stock ranking junior to our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, directly or indirectly, any Common Stock, Series A1 Preferred Stock, Series D Preferred Stock, or any other class or series of our stock ranking junior to or on parity with our Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.
Holders of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends; provided, however, that our Board of Directors, in its discretion, may from time to time authorize the Company to redeem such shares of Series A Preferred Stock at a redemption price equal to the Series A Stated Value less a redemption fee of 10 to 0%, plus any accrued but unpaid dividends. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, holders of our Series A Preferred Stock have the right to require us to redeem such shares at 100% of the Series A Stated Value, plus any accrued but unpaid dividends.
Each holder of Series A Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.
If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right to redeem any or all shares of Series A Preferred Stock at 100% of the Series A Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.
On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 units (“Series A Units”), with each Series A Unit consisting of one share of Series A Preferred Stock and one detachable warrant to purchase 0.25 of a share of our Common Stock (a “Series A Warrant”). In January 2020, we terminated the offering of Series A Units. On January 28, 2020, we commenced our reasonable best efforts public offering of a maximum of $784,983,825, on an aggregate basis, of Series A Preferred Stock and Series D Preferred Stock. In June 2022, we terminated the offering of Series A Preferred Stock.
The transfer agent and registrar for shares of our Series A Preferred Stock is American Stock Transfer and Trust Company.
Series A1 Preferred Stock

Our Series A1 Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A1 Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of Series A1 Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A1 Preferred Stock at a quarterly rate of the greater of (i) 6.00% of $25.00 (the “Series A1 Stated Value,” which is subject to appropriate adjustment in limited circumstances as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A1 Preferred Stock), divided by 4, and (ii) the Federal Funds (Effective) Rate on the dividend determination date, plus 2.50% of the Series A1 Stated Value, divided by 4, up to a maximum of 2.50% of the Series A1 Stated Value per quarter, as determined by the Company on each applicable dividend determination date. Dividends on each share of Series A1 Preferred Stock accrue and are cumulative from the date of issuance of such share.
Holders of our shares of Series A1 Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative Series A1 Dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

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declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A1 Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series A Preferred Stock, Series D Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series A1 Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

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except by conversion into or exchange for shares of stock ranking junior to the Series A1 Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, directly or indirectly, any Common Stock, Series A Preferred Stock, Series D Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series A1 Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our shares of Series A1 Preferred Stock have the right to require the Company to redeem such shares at a redemption price equal to a percentage of the Series A1 Stated Value set forth below plus any accrued and unpaid dividends:

●	91%, for all such redemptions effective prior to the first anniversary of the date of original issuance of such shares;
●	92%, for all such redemptions effective on or after the first anniversary, but prior to the second anniversary, of the date of original issuance of such shares;
●	93%, for all such redemptions effective on or after the second anniversary, but prior to the third anniversary, of the date of original issuance of such shares;
●	94%, for all such redemptions effective on or after the third anniversary, but prior to the fourth anniversary, of the date of original issuance of such shares;
●	95%, for all such redemptions effective on or after the fourth anniversary, but prior to the fifth anniversary, of the date of original issuance of such shares; and
●	100%, for all such redemptions effective on or after the fifth anniversary of the date of original issuance of such shares.
    Each holder of Series A1 Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.
If a holder of shares of Series A1 Preferred Stock causes us to redeem such shares, we will pay the redemption price, at our option and in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the date that is twenty-four months following the date of original issuance of our Series A1 Preferred Stock, we will have the right to redeem any or all shares of Series A1 Preferred Stock at 100% of the Series A1 Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of common stock.
On June 10, 2022, we commenced our reasonable best efforts public offering of a maximum of up to $692,312,129, on an aggregate basis, of Series A1 Preferred Stock.1
The transfer agent and registrar for our Series A1 Preferred Stock is American Stock Transfer and Trust Company.
Series D Preferred Stock
Our Series D Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series D Preferred Stock ranks senior to such class or series with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of Series D Preferred Stock are entitled to receive if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series D Preferred Stock at an annual rate of 5.65% of the value of $25.00 (the “Series D Stated Value”) which is subject to appropriate adjustment in limited circumstances, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series D Preferred Stock. Dividends on the Series D Preferred Stock accrue and are cumulative from the date of issuance of a given share of Series D Preferred Stock.
Holders of our shares of Series D Preferred Stock are not entitled to any dividend in excess of full cumulative Series D Dividends on such shares. Unless full cumulative Series D Dividends for all past dividend periods have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:
1 Note to CMCT: Please confirm whether this offering is ongoing.

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declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series D Preferred Stock as to the dividend rights or rights upon our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of Common Stock, Series A Preferred Stock, Series A1 Preferred Stock or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

●	except by conversion into or exchange for shares of stock ranking junior to the Series D Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, directly or indirectly, any Common Stock, Series A Preferred Stock, Series A1 Preferred Stock or any class or any other class or series of our stock ranking junior to or on parity with the Series D Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.
Holders of our Series D Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series D Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends; provided, however, that our Board of Directors, in its discretion, may from time to time authorize the Company to redeem such shares of Series D Preferred Stock at a redemption price equal to the Series D Stated Value less a redemption fee of 10 to 0%, plus any accrued but unpaid dividends. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, holders of our Series D Preferred Stock have the right to require us to redeem such shares at 100% of the Series D Stated Value, plus any accrued but unpaid dividends.
Each holder of Series D Preferred Stock may exercise such redemption right by delivering a written notice thereof to the Company and the redemption price will be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.
If a holder of shares of Series D Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series D Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume-weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series D Preferred Stock, we will have the right to redeem any or all shares of Series D Preferred Stock at 100% of the Series D Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.
On January 28, 2020, we commenced our reasonable best efforts public offering of a maximum of $784,983,825, on an aggregate basis, of Series A Preferred Stock and Series D Preferred Stock. In June 2022, we terminated the offering of Series D Preferred Stock.
The transfer agent and registrar for the Series D preferred Stock is American Stock Transfer and Trust Company.
Series A Warrants
On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 Series A Units, with each Series A Unit consisting of one share of Series A Preferred Stock and one Series A Warrant. In

January 2020, we terminated the offering of Series A Units. The transfer agent and registrar for shares of our Series A Warrants is American Stock Transfer and Trust Company.
Each Series A Warrant is exercisable for one quarter of a share of our Common Stock at an exercise price, subject to adjustment, equal to a 15% premium to the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Warrant.
The exercise price and the number of shares of Common Stock issuable upon exercise of the Series A Warrants are subject to appropriate adjustment from time to time in relation to certain events or actions in respect of the Company, including the declaration or making of a distribution on outstanding shares of Common Stock in shares of Common Stock or the subdivision, combination or reclassification of outstanding shares of Common Stock in a lesser or greater number. Additionally, pursuant to an amendment to the warrant agreement in respect of the Series A Warrants, the Company may, as it deems appropriate to account for the effect of the payment of a special cash dividend by the Company, adjust the exercise price of outstanding and unexpired Series A Warrants and/or adjust the number of shares of Common Stock for which Series A Warrants may be exercised. The decision of what constitutes a special cash dividend and whether to make any adjustment in connection therewith, the methodology used to make any adjustment and the extent of any adjustment will be determined by the Company in its sole discretion.
Holders of our Series A Warrants may exercise their Series A Warrants at any time beginning on the first anniversary of the date of issuance of such shares up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance (the “Series A Warrant Expiration Date”). The Series A Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of our Common Stock, unless such holder does not at the time of exercise own a sufficient number of Series A Warrants to meet such minimum amount. Any Series A Warrant that is outstanding after the applicable Series A Warrant Expiration Date will be automatically terminated.
A holder of our Series A Warrants does not have the right to exercise any portion of a Series A Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 6.25% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series A Warrant, as discussed below in “Certain Provisions of the MGCL and Our Charter and Bylaws—Restrictions on Ownership and Transfer.”
Certain Provisions of the MGCL and Our Charter and Bylaws

Classification or Reclassification of Capital Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, Series A Preferred Stock, Series D Preferred Stock or Series A1 Preferred Stock, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the express terms of any other class or series of our stock then outstanding, the preferences, conversion or other rights, voting powers, restrictions (including restrictions as to transferability), limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of Common Stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Internal

Revenue Code of 1986, as amended, or any successor statute (the “Code”), shares of our capital stock in excess of 6.25% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 6.25% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (i) any person from beneficially or constructively owning our stock that (A) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (B) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (C) would otherwise cause us to fail to qualify as a REIT, or (ii) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.
Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (i)(A), (i)(C) and (ii) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 6.25% ownership limits and the restrictions listed under (i)(B) in the preceding paragraph for CIM Urban REIT, LLC, CIM Urban Partners GP, LLC, CIM Service Provider, LLC, and persons owning a direct or indirect interest in CIM Urban REIT, LLC, CIM Urban Partners GP, LLC, CIM Service Provider, LLC.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset and the intended transferee will not acquire any rights in such stock. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

Our Board of Directors
Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.
Limitation of Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•an act or omission of the director or officer was material to the matter giving rise to the proceeding and owas committed in bad faith; or
owas the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

·	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
·	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

·	any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
·	any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.
Business Combinations
The MGCL could restrict the power of third parties who acquire, or seek to acquire, control of us without the approval of our Board of Directors to complete mergers and other business combinations even if such transaction would be beneficial to stockholders. “Business combinations” between such a third-party acquirer or its affiliate and us are prohibited for five years after the most recent date on which the acquirer becomes an “interested stockholder.” An “interested stockholder” is defined as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock. If our Board of Directors approved in advance the transaction that would otherwise give rise to the acquirer attaining such status, the acquirer would not become an interested stockholder and, as a result, it could enter into a business combination with us. Our Board of Directors may, however, provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. Even after the lapse of the five-year prohibition period, any business combination with an interested stockholder must be recommended by our Board of Directors and approved by the affirmative vote of at least:

·	80% of the votes entitled to be cast by stockholders; and
·	two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and affiliates and associates thereof.
The super-majority vote requirements do not apply if, among other considerations, the transaction complies with a minimum price and form of consideration requirements prescribed by the statute. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors prior to the time that an interested stockholder becomes an interested stockholder. Our Board of Directors has, by resolution, elected to opt out of this provision of the MGCL. However, our Board of Directors may by resolution elect to repeal the foregoing opt out from the business combination provision of the MGCL
Control Share Acquisitions
The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

·	one-tenth or more but less than one-third;
·	one-third or more but less than a majority; or
·	a majority or more of all voting power.
Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation. We have elected to opt out of this provision of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

·	a classified board consisting of three classes;
·	a two-thirds vote requirement for removing a director;
·	a requirement that the number of directors be fixed only by vote of the directors;
·	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
·	a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.
Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.
Dissolution, Amendment to the Charter and Other Extraordinary Actions
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Meetings of Stockholders
Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.
Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (A) by or at the direction of our Board of Directors, or (B) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.
Exclusive Form for Certain Litigation
Our bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the Company’s stockholders or (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL, or our charter or bylaws, or (b) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any federal or state court sitting outside the State of Maryland unless the Company consents in writing to such court.
For claims arising under the Securities Act of 1933, as amended, our bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising thereunder.